$3,000,000,000

For the Period: 6/12/2006 to 6/26/2006

				Survivor’s
Coupon	Interest	Maturity	Callable	Option	Price(1)	Yield(2)	Moody’s	S&P	CUSIP
FLT(a)	Monthly(†)	9/15/09	NO	NO	100.00	FLT	A2	A	78490FYT0
FLT(b)	Monthly(†)	9/15/13	NO	NO	100.00	FLT	A2	A	78490FYU7

Settlement Date - Thursday, June 29, 2006

Pricing Supplement as of Monday, June 26, 2006

(a) 12 month percent change in CPI-U+215 bps, reset monthly, but in no case less than 0%. Initial coupon 5.51% (March CPI-U 3.36% + Spread 2.15%)

(b) 12 month percent change in CPI-U+255 bps, reset monthly, but in no case less than 0%. Initial coupon 5.91% (March CPI-U 3.36% + Spread 2.55%)

(†) First Payment date 7/15/2006

(1) Prices are quoted as a percentage of par.

(2) If yields are quoted, they are calculated on a semi-annual bond equivalent yield basis.

For the Period: 6/12/2006 to 6/19/2006

				Survivor’s
Coupon	Interest	Maturity	Callable	Option	Price(1)	Yield(2)	Moody’s	S&P	CUSIP
6.250%	Monthly(†)	9/15/31	9/15/11(‡)	NO	100.00	6.332%	A2	A	78490FYS2

Settlement Date - Thursday, June 22, 2006

Pricing Supplement as of Monday, June 19, 2006

(†) First Payment date 7/15/2006

(‡) Callable at 100% beginning on the call date above and continuous thereafter with 10 business days notice.

(1) Prices are quoted as a percentage of par.

(2) If yields are quoted, they are calculated on a semi-annual bond equivalent yield basis.

Current SLM EdNotes® issues do not include the Survivor’s Option feature. SLM will continue to honor the Survivor’s Option for all EdNotes® Issued prior to January 1, 2004

SLM Corporation has filed a registration statement (including prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and the other documents SLM Corporation has filed with the SEC for more complete information about SLM Corporation and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, SLM Corporation, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling (800) 321-7179.

All offerings are subject to prior sale.